For immediate release

July 15, 2009

Tengasco, Inc. Announces Increase of Borrowing Base under Revolving Credit Facility with Sovereign Bank

Knoxville, Tenn. Tengasco, Inc. (NYSE Amex: TGC) announced that on July 9, 2009 the Company’s borrowing base was increased from $10.25 million to $11.0 million under the revolving senior credit facility between the Company and Sovereign Bank of Dallas, Texas.

The Company’s borrowing base was increased on the completion of the regular semiannual borrowing base review by Sovereign Bank. The $11.0 million borrowing base is subject to a monthly available-credit reduction (MCR) of $150,000 per month beginning August 5, 2009, so that by the time of the next regular borrowing base review in six months, the borrowing base will again be $10.25 million. The Company’s outstanding borrowing under the credit facility is $9.9 million.

CEO Jeffrey R. Bailey said, “We are pleased to announce the increase in the Company’s borrowing base. Although the increase in the borrowing base is in the relatively modest amount of $750,000, it has come at a time when many oil and gas companies are encountering dramatic reductions in their borrowing bases due to the oil and gas commodity markets and the current economy. We believe this increase demonstrates the value of our strategy to carefully borrow funds and to avoid over leveraging for growth. However, the Company has not been immune to the difficult economic climate, particularly in the form of low crude oil prices, which remain at about 40% of the levels attained in the summer of 2008. We have reduced many capital and drilling plans to take account of our current cash flows. And while we are encouraged by some recovery in oil prices since the beginning of 2009, we are still being forced to reduce capital expenditures needed to expand or maintain some of our producing properties. We intend to continue to make the best possible use of our assets until commodity prices improve, and are focusing on our Kansas properties.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Jeffrey R. Bailey CEO, 865-675-1554